Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FormFactor, Inc.:
We consent to use of our report dated March 7, 2014, with respect to the consolidated balance sheet of FormFactor, Inc. and subsidiaries as of December 28, 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year ended December 28, 2013, and the effectiveness of internal control over financial reporting as of December 28, 2013, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Registration Statement and related prospectus.

/s/ KPMG LLP
Santa Clara, California
September 15, 2014